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                                                                    EXHIBIT 11.1

                       New Century Financial Corporation

                Statement Re Computation of Per Share Earnings

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
                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                        1999            1998
                                                    ------------    ------------
Basic:

Net earnings                                        $ 9,812,000     $ 6,233,000
                                                    ===========     ============

    Weighted average common shares outstanding       14,278,901      14,004,153
                                                    -----------     ------------

Earnings per share                                  $      0.69     $      0.45
                                                    ===========     ============

Diluted:

Net earnings                                        $ 9,812,000     $ 6,233,000
                                                    ===========     ============

Weighted average number of common and common
  equivalent shares outstanding:
    Weighted average common shares outstanding       14,278,901      14,004,153
    Dilutive effect of convertible preferred stock,
    stock options and warrants, after application     3,707,345         960,281
                                                    -----------     ------------
                                                     17,986,245      14,964,434
                                                    ===========     ============

Earnings per share                                  $      0.55     $      0.42
                                                    ===========     ============
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